Exhibit 3.220

CERTIFICATE OF FORMATION

OF

17111 WATERVIEW PKWY LLC

ARTICLE 1. NAME

The name of the limited liability company is 17111 Waterview Pkwy LLC

ARTICLE 2. REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of this limited liability company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 29th day of April, 2015.

/s/ Troy Hickman
Troy Hickman
Authorized Person